Exhibit 99.1

Great Elm Capital Group Proposes Rights Offering

BOSTON, September 13, 2016 – Great Elm Capital Group, Inc. (NASDAQ: GEC), announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed rights offering to holders of its common stock.  If the rights offering is fully subscribed, Great Elm Capital Group expects $45 million of gross proceeds that will be used for general corporate purposes, which may include acquisitions and investments.

Upon the effectiveness of the registration statement, Great Elm Capital Group intends to distribute to common stockholders of record as of the record date (which has not yet been determined) non-transferable rights to subscribe for and purchase shares of Great Elm Capital Group common stock.  Each stockholder will receive one right for every share of common stock owned as of the record date.  Each right’s basic subscription privilege will entitle the holder to purchase a fraction of a share of Great Elm Capital Group common stock.  Stockholders who exercise their basic subscription privilege in full will also be entitled to an over-subscription privilege to purchase additional shares to the extent the offering is not fully subscribed through exercise of basic subscription privileges.  The exercise price for the rights will be 85% of the volume weighted average price of Great Capital Group common stock for the 30 trading days ending on and including the record date.

Great Elm Capital Group entered into a backstop agreement with a consortium of investors, led by Gracie Investing LLC, a private investment fund unaffiliated with any of Great Elm Capital Group’s officers or directors,  as well as all of the members of Great Elm Capital Group’s board of directors.  Subject to the conditions in the backstop agreement, if the gross proceeds from exercise of the subscription rights are less than $45 million, the backstop investors will purchase the lesser of (a) $45 million minus the aggregate gross proceeds from the exercise of subscription rights and (b) $36.6 million, at the same price per share as offered to rights holders, subject to the terms and conditions of the backstop agreement.

Private investment funds managed by MAST Capital Management, LLC, owning in the aggregate approximately 18.6% of the outstanding shares of Great Elm Capital Group common stock, have indicated their current intention to participate in the rights offering in amounts at least equal to their basic subscription privileges. Nevertheless, such funds reserve the right, in their sole discretion, not to participate in this offering.

Great Elm Capital Group’s common stock will trade ex-rights on the second trading day prior to the record date.  The record date will be publicly announced on the date the registration statement becomes effective, which will be at least ten days in advance of the record date.  Upon commencement of the rights offering, stockholders will be able to exercise their rights until the expiration date, which will be between 16 and 20 calendar days after the issuance of the rights, unless extended.

Great Elm Capital Group reserves the right to cancel or terminate the rights offering at any time prior to the expiration date of the rights offering.

Safe Harbor Statement in Connection With the Offer and Sale

A registration statement relating to the rights offering has been filed with the Securities and Exchange Commission but has not yet become effective.  The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.    A copy of the prospectus relating to the rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and additional materials relating to the rights offering will be mailed to stockholders as of the record date.  When they become available, stockholders may also obtain a copy of the prospectus from the Information Agent for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Great Elm Capital Group

Great Elm Capital Group is a Nasdaq listed holding company headquartered in Boston, Massachusetts.  Additional information on Great Elm Capital Group is available on its website at www.greatelmcap.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed in the "Risk Factors" section of the registration statement and in Great Elm Capital Group’s SEC reports filed from time to time.  Further information relating to Great Elm Capital Group’s financial position, results of operations, and investor information is contained in the Company's annual and quarterly reports filed with the SEC and available for download at its website www.greatelmcap.com or at the SEC website www.sec.gov.